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                                                                    EXHIBIT 4(d)

                AMENDED AND RESTATED COMMERCIAL CREDIT AGREEMENT

THIS AMENDED AND RESTATED COMMERCIAL CREDIT AGREEMENT is made November ___, 2002 by and among WEBSTER BANK ("WEBSTER"), a federally chartered savings bank with a place of business at Webster Plaza, 123 Bank Street, Waterbury, Connecticut 06720 as agent (in such capacity, the "AGENT"), FLEET NATIONAL BANK, a national banking association with an office at 777 Main Street, Hartford, Connecticut 06115, as Lender ("FLEET"), and together with Webster in its capacity as Lender, the "LENDERS") and ACMAT CORPORATION a Connecticut corporation with a place of business at 233 Main Street, New Britain, CT 06050 ("BORROWER") and ACSTAR HOLDINGS, INC., a Delaware corporation with a place of business at 233 Main Street, New Britain, CT 06050 ("GUARANTOR"). For valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

                                   BACKGROUND

1. Webster, Borrower and Guarantor are parties to an Amended and Restated Commercial Credit Agreement dated September 1, 1999 (the "ORIGINAL RESTATED CREDIT AGREEMENT").

2. Pursuant to the Original Restated Credit Agreement Webster made certain loans to Borrower, including, but not limited to, a Revolving Credit in the amount of $10,000,000, a Term Loan in the amount of $4,500,000, a Term Loan II in the amount of $5,000,000 and a Mortgage Loan in the amount of $7,800,000. Capitalized terms used in this subsection are defined in the Original Restated Credit Agreement.

3. Borrower has requested that the Revolving Credit be renewed and that Lenders make a new term loan to the Borrower in the amount of $10,000,000 ("TERM LOAN III").

4.   Lenders have agreed to renew the Revolving Credit and make Term Loan III.

5. The parties have agreed to enter into this Agreement in order to amend and restate the Original Restated Credit Agreement, to add Fleet as a party, to include the renewal of the Revolving Credit, the making of Term Loan III and to modify certain terms and conditions of the Original Restated Credit Agreement.

NOW, THEREFORE, for valuable consideration the receipt of which is hereby acknowledged, the parties agree as follows:

                                   AGREEMENTS

1.   LOANS; GUARANTY.

         a.   THE LOANS.

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                  i.    REVOLVING CREDIT.

                  (1) Lenders severally and not jointly agree from time to time, until the Termination Date, at the request of Borrower, and provided that all of the Conditions Precedent have been met by Borrower at the time of such request, to make advances (each an "ADVANCE" and collectively "ADVANCES") to Borrower as a Revolving Credit (the "REVOLVING CREDIT"), which Advances may be repaid and readvanced from time to time, and which shall bear interest at the rate set forth in Section 1ei provided that the aggregate amount of all outstanding Advances shall not at any time exceed the amount of $10,000,000.00. The Revolving Credit shall be evidenced by two (2) Revolving Credit Notes one in the amount of up to $7,500,000 payable to Webster in form and substance set forth as EXHIBIT A attached hereto and one in the amount of up to $2,500,000 payable to Fleet in form and substance set forth as EXHIBIT B attached hereto (together, the "REVOLVING NOTES"). The obligation of each Lender to advance funds under the Revolving Credit Notes shall not exceed the amounts set forth in the preceding sentence and neither Lender shall have any obligation to advance any funds beyond the maximum amount indicated. Advances shall be made in Lenders' discretion and each advance shall be funded 75% by Webster and 25% by Fleet.

                  (2) On and before the Termination Date, Lenders shall determine in their absolute discretion whether they are willing to extend the Termination Date. On and after the Termination Date, as extended, if at all, any obligation of Lenders to make Advances shall automatically terminate and all Advances, together with accrued and unpaid interest thereon and expenses related thereto, shall become immediately due and payable in full.

                  ii. TERM LOAN I. On September 1, 1999 Webster loaned to Borrower and Borrower borrowed from Lender the sum of $4,500,000.00 as a Term Loan ("TERM LOAN I"), which Term Loan I is payable in quarterly payments of principal, each in the amount of $250,000.00 payable on the first day of each March, June, September and December following such date, each to be accompanied by a payment of interest at the rate set forth in Section 1eii hereof until the Term Loan I Maturity Date, when the entire unpaid balance of the Term Loan I, together with all accrued and unpaid interest, shall be due and payable, all as more particularly set forth in the Term Loan I Note delivered to Lender in form and substance as set forth in EXHIBIT C attached hereto, (together with any note which from time to time extends, amends, supplements, modifies, renews or substitutes for such note, the "TERM LOAN I NOTE").

                  iii. TERM LOAN II. Webster has loaned to Borrower and Borrower has borrowed from Lender the sum of $5,000,000.00 as a second Term Loan (the "TERM LOAN II"), which Term Loan II is payable in quarterly payments of principal, each in the amount of $250,000 payable on the first day of each March, June, September and December commencing March 1, 2004, each to be accompanied by a payment of interest at the rate set forth in 1eiii hereof until the Term Loan II Maturity Date, when the entire unpaid balance of Term Loan II, together with all accrued and unpaid interest, shall be due and payable, all as more particularly set forth in the Term Loan II Note delivered to Lender in form and substance as set forth in EXHIBIT D attached hereto, (together with any note which from time to time extends, amends,

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supplements, modifies, renews or substitutes for such note, the "TERM LOAN II
NOTE").

                  iv. TERM LOAN III. Lenders are lending to Borrower and Borrower is borrowing from Lenders the sum of $10,000,000.00 as a third Term Loan (the "TERM LOAN III"), which Term Loan III is payable in monthly payments of principal as provided in each Term Loan III Note and each such payment to be accompanied by a payment of interest at the rate set forth in Section 1eiv hereof until the Term Loan III Maturity Date, when the entire unpaid balance of Term Loan III, together with all accrued and unpaid interest, shall be due and payable. Term Loan III shall be evidenced by two (2) Term Loan III Notes one in the amount of $2,500,000 payable to Webster in form and substance set forth as EXHIBIT E attached hereto and one in the amount of $7,500,000 payable to Fleet in form and substance set forth as EXHIBIT F attached hereto (together, the "TERM LOAN III NOTES").

                  v. THE MORTGAGE LOAN. On December 23,1998, Webster loaned to Borrower and Borrower borrowed from Lender the original principal amount of $7,800,000.00 dated December 23, 1998 as a Mortgage Loan (the "MORTGAGE LOAN"), which Mortgage Loan is evidenced by a promissory note delivered to Lender in form and substance as set forth in Exhibit G attached hereto, (together with any note which from time to time extends, amends, supplements, modifies, renews or substitutes for such promissory note, the "MORTGAGE NOTE"), which Mortgage Note is payable in monthly payments of principal and interest each in the amount of $90,749.64 payable on the first day of each month, until January 1, 2009, when the entire unpaid balance of the Mortgage Loan, together with all accrued and unpaid interest, shall be due and payable.

         b. CONDITIONS PRECEDENT TO ADVANCES. Lenders' obligation to make any Advance shall be subject to the conditions precedent ("CONDITIONS PRECEDENT") that on the date on which Lenders make the Advance:

                  i. Borrower must have received and provided to Lenders such approvals, opinions, consents or documents evidencing compliance with this Agreement as Lenders may reasonably request.

                  ii. Borrower must have submitted all financial statements required hereunder to Lenders showing an availability for Advances under the Revolving Credit, and such Advance when added to all outstanding Advances must be within such availability.

                  iii. The following statements must be true, and each request for an Advance shall be deemed to be a representation and warranty by Borrower to the effect that, at and as of the date of such request:

                  (1) The representations and warranties contained in this Agreement are true and correct on and as of the date of such request as though made on and as of such date; and

                  (2) no Default or Event of Default has occurred and/or is continuing or would result from the Advance.

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         c.   PROCEDURES FOR REQUESTING ADVANCES. Provided that all Conditions
Precedent have been satisfied, Borrower may from time to time request Advances by a telephone call from such person as Borrower may hereafter designate in writing to Agent, each of which request must be for an amount not less than $100,000.00. Any request for an Advance made prior to 12:00 noon on a Business Day shall result in the Advance being made on such Business Day as to Prime Rate Advances and on the second (2nd) London Business Day following such request as to LIBOR Advances. Any request made after 12:00 noon shall result in such Advance being made on the next Business Day as to Prime Rate Advances and on the third (3rd) London Business Day following such request as to LIBOR Advances. Any and all Advances to be made to Borrower by Webster under this Agreement shall be deposited in Account #DDA 9023109 maintained by Borrower with Webster and any and all Advances to be made to Borrower by Fleet under this Agreement shall be wired in accordance with the instructions set forth on SCHEDULE 1c attached hereto for further credit to Borrower's account 9023109 at Webster. Borrower specifically agrees that Agent shall not be required to but shall be entitled to rely on such telephone instructions and that Borrower shall be bound thereby. Borrower shall provide to Agent such documentation respecting each request for Advance, including, without limitation, the form of Request for Advance attached hereto as SCHEDULE H , as Lenders shall require.

         d. LOANS. It is specifically contemplated by the parties to this Agreement that the banking relationship evidenced hereby may, in Lenders' discretion, involve financial accommodations of various types to Borrower, including, but not limited to, letters of credit, term loans, coverage of overdrafts, time loans, demand loans, over loans under the Revolving Credit and the Term Loans and the like, in addition to any and all other loans and/or Advances previously made by Lenders to Borrower in addition to the Revolving Notes and Term Note I, Term Note II, Term Note IIIs and the Mortgage Note. Consequently, the parties intend that this Agreement shall govern any and all financial accommodations now or hereafter extended by Lenders to Borrower and all other liabilities of the Borrower to the Lenders of any kind or nature including, without limitation, fees, charges, indemnities and penalties. In extension of the foregoing, all loans and advances now or hereafter made by Lenders to or on behalf of Borrower pursuant to this Agreement and/or any of the documents executed in connection herewith, or otherwise, whether or not evidenced by notes, and all liabilities of the Borrower to the Lenders (primary, secondary, direct, indirect, absolute, contingent, sole, joint or several, whether similar or dissimilar or related or unrelated) whether previously incurred, now existing or hereafter arising, including, without limitation under guarantees or other form of surety now or hereafter provided by Borrower in favor of Lenders, whether pursuant to this Agreement or any of the Documents or otherwise, any renewals or extensions thereof, to the extent the same are outstanding from time to time, are herein collectively called the "LOANS".

         e.   INTEREST.

                  i. REVOLVING CREDIT. All amounts outstanding from time to time under the Revolving Credit shall bear interest

                  (1) At a per annum variable rate which at all times is equal to the Prime Rate, said

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rate to change when and as said Prime Rate changes.

                  (2) At the election of Borrower made pursuant to a Notice of Interest Rate Election (in form and substance as set forth in EXHIBIT I, attached hereto), outstanding amounts under the Revolving Credit shall bear interest at the LIBOR Rate plus one hundred sixty (160) basis points. Such amounts must be in increments of $50,000.00 and remain outstanding for the Interest Period selected by Borrower at the time such election is made, which period of time shall be in increments of one month but not to exceed three months.

                  (3) Notwithstanding the foregoing, not more than three (3) separate interest rate tranches shall be outstanding at any time under the Revolving Credit at any time.

                  ii. TERM LOAN I. All amounts outstanding from time to time under Term Loan I shall bear interest at a fixed rate equal to seven and one quarter (7 1/4 %) percent per annum.

                  iii. TERM LOAN II. All amounts outstanding from time to time under Term Loan II shall bear interest

                  (1) at a per annum variable rate which at all times is equal to the Prime Rate, said rate to change when and as said Prime Rate changes.

                  (2) At the election of Borrower made pursuant to a Notice of Interest Rate Election (in form and substance as set forth in EXHIBIT J, attached hereto), outstanding amounts under the Term Loan II shall bear interest at the LIBOR Rate plus one hundred ninety (190) basis points. Such election shall apply to the entire outstanding amount of Term Loan II and must remain outstanding for an Interest Period equal to three months.

                  iv. TERM LOAN III. All amounts outstanding from time to time under the Term Loan III shall bear interest

                  (1) at a per annum variable rate which at all times is equal to the Prime Rate, said rate to change when and as said Prime Rate changes.

                  (2) At the election of Borrower made pursuant to a Notice of Interest Rate Election (in form and substance as set forth in EXHIBIT J, attached hereto), outstanding amounts under the Term Loan III shall bear interest at the LIBOR Rate plus 200 basis points. Such election shall apply to the entire outstanding amount of Term Loan III and must remain outstanding for an Interest Period equal to one month.

                  v. MORTGAGE LOAN. All amounts outstanding from time to time under the Mortgage Loan shall bear interest at a fixed rate equal to six and 95/100 (6.95 %) percent per annum as set forth therein.

         f. PAYMENT. Except as otherwise provided in any note now or hereafter executed which evidences any Loan, interest on all Loans shall be payable by Borrower monthly on the first (1st)

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day of each calendar month for interest accrued during the preceding month on the Loans at the rate or rates of interest applicable during said preceding month. With respect to Term Loan I, Term Loan II, Term Loan III and the Mortgage Loan, interest payments shall accompany payments of principal. Interest on all Loans shall be computed using a per diem rate which shall be a fraction, the numerator of which shall be the rate of interest calculated in accordance with
Section 1e with respect to each Loan as set forth therein and the denominator of which shall be three hundred sixty (360), multiplied by the actual number of days elapsed. For the purposes of computing interest earned on the Loans, including without limitation interest payments which are paid by an Advance (in which case such advance shall constitute a Loan) or interest payments which are withdrawn directly from Borrowers' accounts maintained with Lenders or are made by other current funds (AND BORROWER HEREBY CONSENTS TO ANY AND ALL SUCH ADVANCES AND/OR WITHDRAWALS, AND/OR PAYMENTS BY ANY OTHER MEANS AVAILED OF BY LENDER, AND FURTHER CONSENTS TO PAYMENTS OF PRINCIPAL AND/OR INTEREST ON ANY OF THE LOANS AND/OR OTHER SUM OWING TO LENDER BY SUCH ADVANCES AND/OR WITHDRAWALS), credit for checks deposited, wire transfers received or payment by any other means shall be given on the third (3rd) business day following the receipt of such check, wire transfer or other form of payment. In the event any payment of principal and/or interest shall be returned unpaid for any reason, any credit given on account of such payment shall be deleted, interest shall accrue retroactively to the date such credit was given and such payment shall be deemed for all purposes under this Agreement, never to have been made. Any interest not paid as aforesaid may, in Lenders' discretion, accrue and be added to the principal and continue to bear interest at the rate being borne by such principal. All payments by Borrower with respect to the Revolving Credit and Term Loan III shall be made to the Agent and the Agent shall pay over such payments to the Lenders in accordance with the Agency Agreement. Agent shall directly debit Borrower's account at Webster for all payments due on Term Loan III.

         g. PREPAYMENT. Any amounts outstanding bearing interest at the LIBOR Rate may only be prepaid if any such prepayment is accompanied by the Prepayment Premium.

         h. GUARANTY. Guarantor is simultaneously herewith executing and delivering to Lenders a Guaranty Agreement (the "GUARANTY") unconditionally guaranteeing to Lenders the payment of all Indebtedness and obligations now or hereafter owing by Borrower to Lender, including, without limitation, the Loans.

         i. CERTAIN RIGHTS OF WEBSTER. Webster may deal with Term Loan I, Term Loan II and the Mortgage Loan as it, in its sole discretion, shall determine, including, but not limited to, modifications to any of the terms and conditions of the Term Loan I, Term Loan II and the Mortgage Loan; provided however, Webster may not increase the amount on Term Loan I, Term Loan II or the Mortgage Loan without Fleet's prior written consent, which consent shall not be unreasonably withheld

2. REPRESENTATIONS, WARRANTIES AND COVENANTS. Borrower and Guarantor each jointly and severally represent and warrant to Lender as of the date hereof, and as of the date of each Advance that:

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         a.   BORROWER INCORPORATION AND QUALIFICATION. Borrower is a
corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, has the corporate power to own its properties and conduct its business as presently conducted, and is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the property owned or held under lease by it makes such qualification necessary in order to avoid any limitation, penalty, forfeiture or restriction under the laws of such jurisdiction.

         b. GUARANTOR INCORPORATION AND QUALIFICATION. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power to own its properties and conduct its business as presently conducted, and is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the property owned or held under lease by it makes such qualification necessary in order to avoid any limitation, penalty, forfeiture or restriction under the laws of such jurisdiction.

         c. BORROWER CAPITALIZATION, BUSINESS AND SUBSIDIARIES. Borrower does not own stock or other ownership interests of any other business entity, active or inactive except as set forth on SCHEDULE 2c attached hereto. The information set forth on SCHEDULE 2c attached is complete and accurate. All of Borrower's stock has been duly authorized and validly issued and is fully paid and non-assessable. Borrower has no place of business and does not maintain or store any of its assets at any location, including without limitation inventory at a vender or subcontractor, other than those set forth in SCHEDULE 2c.

         d. GUARANTOR CAPITALIZATION, BUSINESS AND SUBSIDIARIES. Guarantor does not own stock or other ownership interests of any other business entity, active or inactive except as set forth on SCHEDULE 2d attached hereto. The information set forth on SCHEDULE 2d attached is complete and accurate. All of Guarantor's stock has been duly authorized and validly issued and is fully paid and non-assessable. Guarantor has no place of business and does not maintain or store any of its assets at any location, including without limitation inventory at a vender or subcontractor, other than those set forth in SCHEDULE 2d.

         e. AUTHORITY. Each of Borrower and Guarantor has the corporate power to execute, deliver and carry out the terms and provisions of this Agreement and the other Documents to which it is a party and has taken all necessary corporate and legal action with respect thereto (including, without limitation, obtaining any consent of stockholders required by the law of any applicable jurisdiction or its Certificate of Incorporation or By-Laws) and this Agreement and such other Documents to which it is a party have been duly authorized, executed and delivered by it and constitute its valid, legal and binding agreement and obligation enforceable in accordance with the terms thereof) and Lenders are entitled to the benefits thereof in accordance with such terms.

         f. COMPLIANCE WITH INSTRUMENTS, CHARTER AND LAW. Borrower and Guarantor and each of their Subsidiaries is in full compliance with and is not in violation or default of any term or provision of (1) its Certificate of Incorporation or by-laws, (2) any loan agreement, debt instrument, mortgage or indenture, (3) any other material contract, agreement or instrument, (4)

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any judgment, decree or order or statute, rule or regulation, law, or ordinance, including without limitation ERISA, OSHA, all state and federal environmental laws and those of the Internal Revenue Service, (5) any licensing or governmental requirement, or (6) any state or federal environmental act. The execution, delivery and performance and compliance with this Agreement and the other Documents will not result in any such violation or default by Borrower or Guarantor or be in conflict with any such term or provision or result in the creation of any mortgage, lien, encumbrance or charge upon any of its properties or assets and there is no such term or provision which materially adversely affects or in the future may (so far as it can now foresee) materially adversely affect its business, prospects, profits, properties, liabilities, operations or condition (financial or otherwise) or its ability to perform this Agreement or any of the other Documents executed by it.

         g.   FINANCIAL STATEMENTS.

                  i. The consolidated balance sheet of the Borrower and its consolidated subsidiaries as of December 31, 2001 and the related consolidated statements of operations, cash flows and stockholders' equity for the Fiscal Year then ended, reported on by KPMG LLC and set forth in the Borrower's 2001 Form 10-K, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its consolidated subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year.

                  ii. The unaudited consolidated balance sheet of the Borrower and its consolidated subsidiaries as of June 30, 2002 and the related unaudited consolidated statements of operations, cash flows and stockholders' equity for the six months then ended, set forth in the Borrower's latest Form 10-Q, fairly present, on a basis consistent with the financial statements referred to in subsection (A), the consolidated financial position of the Borrower and its consolidated subsidiaries as of such date and their consolidated results of operations and cash flows for such six month period (subject to normal year-end adjustments).

         h. INDEBTEDNESS. Except for liabilities to trade creditors incurred in the ordinary course of business and/or except as described or set forth in the financial statements referred to in SCHEDULE 2H hereof Borrower has no outstanding Indebtedness. Borrower has performed and complied with all of the terms of such Indebtedness and all instruments and agreements relating thereto and no default exists as of the date hereof or would after notice or lapse of time, or both, exist with respect to any such Indebtedness, instruments or agreements.

         i. TITLE TO PROPERTIES AND ASSETS; LIENS, ETC. Borrower has good and marketable title to its properties and assets free and clear of any mortgage, pledge, lien, lease, encumbrance or charge, other than those set forth on
SCHEDULE 2i attached hereto and other than those permitted under Section 4b . No financing statement under the Uniform Commercial Code which names Borrower as a debtor has been filed in any state or other jurisdiction which has not been terminated and it has not signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, other than as set forth on SCHEDULE 2i.

                                       8

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         j.   PATENTS, TRADEMARKS, ETC. Borrower, Guarantor and each of its
Subsidiaries owns or holds licenses for the use of or has the right to use all patents, trademarks, service marks, trade names, copyrights and other intellectual property rights necessary for the conduct of its business as now conducted and as contemplated, including those identified in SCHEDULE 2j attached hereto.

         k. LITIGATION, ETC. Except as set forth in SCHEDULE 2k attached hereto and incurred in the ordinary course of business of the Insurance Subsidiaries respecting claims which in the aggregate do not materially adversely affect their business, there are no equitable, legal, arbitration or administrative proceedings, suits, actions or investigations pending against Borrower or Guarantor or any Subsidiary thereof or in any other way relating to the Borrower's or Guarantor's or any such Subsidiary's business, assets or other properties or to its knowledge threatened (or any basis therefor known to it) which, either in any case or in the aggregate, might result in any material adverse change in its business, prospects, profits, properties, liabilities, operations or conditions (financial or otherwise), or which might materially adversely affect its ability to perform this Agreement or any other Documents executed by it.

         l. CHANGES IN CONDITION. Since the date of the financial statements referred to in Section 2g there has been no material adverse change, by reason of any matter or cause whatsoever, in Borrower's , Guarantor's or any of their Subsidiaries, business, prospects, profits, properties, liabilities, operations or condition (financial or otherwise).

         m. TAX RETURNS AND PAYMENTS. All tax returns and reports required by law to be filed by Borrower, Guarantor and each of their Subsidiaries have been duly filed and all taxes, assessments, fees and other governmental charges (U.S., foreign, state or local or other) upon it or upon any of its properties, assets, income or franchises, which are due and payable, have been paid. The reserves on the Borrower's, Guarantor's or any of their Subsidiaries books, in respect of taxes, reserves, risk based capital and the like for all fiscal periods to date, are adequate. Its Federal and State income and payroll tax returns have been examined and reported on by the taxing authorities or closed by applicable statutes and satisfied for all fiscal years prior to and including the fiscal years set forth in SCHEDULE 2m attached hereto.

         n. GOVERNMENTAL CONSENTS, ETC. No consent, approval or authorization of or designation, declaration or filing with any governmental authority, federal, foreign or other, is required in connection with the execution and delivery of this Agreement or the Documents or the consummation of any transaction contemplated hereby or thereby.

         o. SOLVENCY. Each of Borrower, Guarantor and all subsidiaries, after giving effect to the transactions described herein, is solvent, having assets of a value which exceeds the amount of its liabilities, and is able to and anticipates that it will be able to meet its debts as they mature and has adequate capital to conduct the business in which it is engaged and is about to engage.

         p. NAMES. Borrower and Guarantor and all subsidiaries currently conduct all business only under their legal names as set forth above. During the preceding five years neither Borrower nor Guarantor has (i) been known as or used any other corporate, fictitious or trade name, (ii)

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been the surviving entity of a merger or consolidation or (iii) acquired all or substantially all of the assets from any Person.

         q. NO DEFAULT NOR EVENT OF DEFAULT. No Default nor Event of Default has occurred or exists.

         r. SHAREHOLDER AGREEMENTS. Borrower is not a party to any written executive employment, management or shareholder agreement, except as described in SCHEDULE 2r attached hereto

         s. PLACE OF BUSINESS; RECORDS. The chief place of business of Borrower and Guarantor is the address shown above and Borrower and Guarantor shall give Lender at least sixty (60) days prior written notice of any change.

         t. JUDGMENTS. Neither Borrower nor Guarantor nor any of their Subsidiaries, nor any of the assets of any such party is subject to any unpaid judgment (whether or not stayed) or any judgment lien in any jurisdiction.

         u. NO REGULATORY RESTRICTIONS ON BORROWING. Neither Borrower nor Guarantor nor any of their Subsidiaries is (i) an "investment company" within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) otherwise subject to any regulatory scheme which restricts its ability to incur or guarantee debt.

         v. INSIDER. Borrower is not, and no Person having "control" (as defined in 12 U.S.C. 375(b)(5) or in regulations promulgated thereto) of Borrower is an "executive officer", "director" or "principal shareholder" (as those terms are defined in 12 U.S.C. 375(b)(5) or in regulations promulgated thereto) of Lender, of a bank holding company (or Subsidiary thereof) of which Lender is a Subsidiary.

         w. COMPLIANCE WITH ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

         x.   ENVIRONMENTAL MATTERS.

                  i. Except as set forth in SCHEDULE 2x attached hereto and to the extent that

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the liabilities of the Borrower and its Subsidiaries, taken as a whole (and after considering any applicable third party indemnification which has been provided and remains in full force and effect and/or to the extent a solvent insurer has agreed in writing to provide coverage), relating to or resulting from the matters referred to in clauses (1) through (4) below, inclusive, would not reasonably be expected to exceed $250,000.00 for any one occurrence or $500,000.00 in the aggregate:

                  (1) no notice, notification, demand, request for information, citation, summons, complaint or order has been received, no penalty has been assessed and no investigation or review is pending, or to the Borrower's knowledge, threatened by any governmental or other entity relating to the Borrower or any Subsidiary and relating to or arising out of any applicable Environmental Law;

                  (2) there are no liabilities of the Borrower or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law;

                  (3) no polychlorinated biphenyls, radioactive material, lead, lead paint, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) that requires remediation, or could reasonably be expected to lead to liability under, applicable Environmental Laws is or has been present at any property now or previously owned, operated or leased by the Borrower or any Subsidiary;

                  (4) no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or previously owned, operated or leased by the Borrower or any Subsidiary other than in compliance in all material respects with, and in a manner that could not reasonably be expected to lead to liability under, applicable Environmental Laws;

                  ii. No property now or previously owned, leased or operated by the Borrower or any Subsidiary nor any property to which the Borrower or any Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed or, to the Borrower's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERECLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up; and

                  iii. The Borrower and its Subsidiaries are in compliance with all Environmental Laws and have obtained and are in compliance with all permits, licenses, authorizations, certificates and approvals of governmental authorities relating to or required by applicable Environmental Laws and necessary or property for the business of the Borrower or any Subsidiary as currently conducted.

                  iv. There has been no material environmental investigation, study, audit, test, review or other analysis conducted of which the Borrower or any Subsidiary has control or possession in relation to the current or prior business of the Borrower or any Subsidiary or any property or facility now or previously owned, leased or operated by the Borrower or any Subsidiary, which has not been delivered to the Lenders at least five days prior to the date hereof.

                  v. For purposes of this Section, the terms "Borrower" and "Subsidiary" shall include any business or business entity (including a corporation) which is, in whole or in part, a predecessor of the Borrower or any Subsidiary.

         y. SUBSIDIARIES. Each of the Borrower's Subsidiaries is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Borrower has no Subsidiaries other than those listed on SCHEDULE 2y.

         z. FULL DISCLOSURE. All information (excluding projections) heretofore furnished by the Borrower to Lender for purposes of or in connection with the Loan Documents or any transaction contemplated thereby is, and all such information hereafter furnished by the Borrower to Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower and Guarantor have disclosed to Lender any and all facts (other than general economic or political conditions) which materially and adversely affect, or may affect (to the extent the Borrower and Guarantor can now reasonably foresee), the business, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, or the ability of any Borrower of Guarantor to perform its obligations under the Loan Documents. All projections heretofore furnished by the Borrower to Lender for purposes of or in connection with the Loan Documents or any transaction contemplated thereby were, and all projections hereafter furnished by the Borrower to Lender will be, based on reasonable assumptions and as of their date represented the Borrower's best estimate of future performance of the Borrower and its Subsidiaries.

         aa. SPECIAL REPRESENTATIONS AND WARRANTIES RE INSURANCE SUBSIDIARIES.

                  i. United Coastal Insurance Company ("COASTAL") is and will continue to be duly licensed in the State of Arizona and is qualified to do business in all states other than Maine, New Hampshire, Vermont and Tennessee . Coastal was last audited by the Department of Insurance of the State of Arizona on December 31, 2001. Coastal has not currently applied for permission to grant any extraordinary dividends and no such application has ever been denied.

                  ii. ACSTAR INSURANCE COMPANY ("ACSTAR") is and will continue to be duly licensed in the State of Illinois and is qualified to do business in all states. ACSTAR was last audited by the Department of Insurance of the State of Illinois on December 31, 1998. ACSTAR has not currently applied for permission to grant any extraordinary dividends and no such application has ever been denied.

                  iii. Each Insurance Subsidiary is and will continue to be in compliance with the laws and regulations of each state in which it is approved to sell insurance, specifically including, without limitation, the State of New York. Each Insurance Subsidiary shall maintain all licenses and certifications with the United States Department of the Treasury and all applicable states.

                  iv. Each Insurance Subsidiary maintains and will continue to maintain adequate reserves as determined by its outside auditors and is at or above state regulatory requirements and those determined by NAIC.

                  v. Each Insurance Subsidiary has and will at all times maintain a risk based capital ratio which complies with the guidelines of NAIC and complies with all applicable state regulatory guidelines including, without limitation, the State of New York. Each Insurance Subsidiary has and will continue to have actual capital equal to or in excess of its required risk based capital.

                  vi. Coastal has not incurred losses, net of reinsurance, in excess of 15% of its statutory surplus in any year.

                  vii. ACSTAR has not incurred losses, net of reinsurance, in excess of 15% of its statutory surplus in any year.

                  viii. None of Coastal's reinsurance recoverables are more than 90 days past due.

                  ix. None of ACSTAR's reinsurance recoverables are more than 90 days past due.

                  x. No Insurance Subsidiary has entered into transactions with Affiliates during the last three years except as disclosed on SCHEDULE 2aa attached hereto.

                  xi. On and as of the date hereof the rating of Coastal by A.M. Best is A-. Borrower knows of no basis for any reduction of such rating nor any action to evidence such rating.

                  xii. On and as of the date hereof the rating of ACSTAR by A.M. Best is A-. Borrower knows of no basis for any reduction of such rating nor any action to evidence such rating.

3. AFFIRMATIVE COVENANTS. Borrower covenants and agrees that so long as there is outstanding any portion of the Loans, Borrower will comply or cause compliance with the following:

         a. PUNCTUAL PAYMENT. Borrower shall duly and punctually pay all principal, interest and charges which are owing by it in accordance with the provisions of the Notes and also in accordance with the provisions of this Agreement and of the other Documents. All Loans shall be paid in U.S. Dollars at the address of Lender shown above. Borrower shall pay on demand all charges customarily levied by Lenders in making loans of the type herein or incurred by Lender in connection with the Loans.

         b. PROMPT PAYMENT OF TAXES, MORTGAGES, LEASES AND INDEBTEDNESS. Borrower shall promptly pay and discharge, or cause to be paid and discharged, prior to the date when due (unless contested in good faith and reserves against the payment of which, satisfactory to Lenders, are deposited with Agent), all lawful taxes, assessments and governmental charges or levies imposed upon assets owned by it or in which it has an interest or upon the Borrower's business premises or upon the income, profits, property or business of itself or Guarantor or any of its or their Subsidiaries, or upon any of its or their other assets. Borrower shall promptly pay or cause to be paid when due (or in conformity with customary trade terms) all other Indebtedness of itself incident to its operations and will promptly pay and perform all obligations under leases of real and personal property and under material contracts and shall notify Lender promptly of any default or notice of alleged default received with respect to any such Indebtedness, lease or contract.

         c. CONDUCT OF BUSINESS. Borrower shall do all things necessary to preserve, renew and keep in full force and effect in good standing the Borrower's, Guarantor's and each of its or their Subsidiaries' corporate existence, qualification and any franchises, licenses, patents, trademarks and items necessary to continue its business. Borrower shall maintain its properties and assets and those of the Guarantor and those of Borrower's and/or Guarantor's Subsidiaries in good order and repair, all in compliance with applicable federal, state, and local judgments, decrees, orders, statutes, rules and regulations, including, but not limited to, state and federal environmental regulations and those of the Occupational Safety and Health Administration.

         d.   INSURANCE.

                  i. Borrower, Guarantor, and each of its or their Subsidiaries shall maintain, with insurers satisfactory to Lenders, insurance with respect to the assets owned by it or in which it has an interest and its other properties and business against loss or damage to the extent that is currently in force. Such insurance shall include:

                  (1) public and product liability insurance in such amounts and covering such risks, as Lenders may reasonably require,

                  (2) all worker's compensation and other employees' liability insurance as may be required by law,

                  (3) insurance with respect to its assets constituting tangible personal property and fixtures, and with respect to its other properties both real and personal, including, without limitation, the Borrower's business premises, to the full extent of the insurable value thereof, and including All Risk coverage (so-called) covering such other risks, as Lenders may require, and

                  (4) business interruption insurance in amounts sufficient to cover the reasonable needs of the their businesses during periods of partial or complete interruption of the their businesses.

                  ii. Borrower shall furnish evidence satisfactory to Lender confirming to Lender the insurance at the time in force pursuant to this Section specifying the amount and character of coverage, identifying the insurers and certifying as to no default in the payment of current premiums thereon and will furnish Lender with original or duplicate original copies of all policies.

          e. ACCOUNTING; FINANCIAL STATEMENTS AND OTHER INFORMATION. Borrower shall maintain a system of accounts established and administered in accordance with GAAP and practices consistently applied. Borrower shall deliver or cause to be delivered to Lenders:

                  i.    As soon as available and in any event within forty-five
(45) days after the end of each Fiscal Quarter after the date hereof, a balance sheet of the Borrower, in consolidating and consolidated form, as of the end of such period, and a statement of income and retained earnings of the Borrower, in consolidated form, for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, all in reasonable detail, and duly certified by the chief financial officer of the Borrower as having been prepared in accordance with GAAP and fairly presenting the financial position and results of operations of the Borrower for such period, together with a statement of such individual preparing such statements to the effect that in the course of the preparation of such statements said individual has gained no knowledge that a Default or Event of Default has occurred and is continuing or, if, in the opinion of said individual, a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto (the provision for such a statement herein shall in no way be construed as a consent to the existence of such an Event nor the granting of time to cure). In addition, said preparer shall complete and forward to Lender together with such financial statements the completed Covenant Compliance Certificate in the form attached hereto as EXHIBIT K attached hereto.

                  ii. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, a copy of the annual audited report for such year for the Borrower, including therein, a balance sheet of the Borrower as of the end of such Fiscal Year and a statement of income, retained earnings and statement of changes in financial position of the Borrower for such Fiscal Year, in each case on a consolidated basis, and in each case "Certified" by a firm of independent certified public accountants selected by the Borrower but acceptable to Lenders, together with the unqualified opinion of such accounting firm to Lenders stating that the financial statements audited by such firm present fairly, in all material respects, the financial position of Borrower as of the date of such financial statements and the results of its operations and its cash flow for the Fiscal Year then ended, all in conformity with GAAP, together with the certificate of such accounting firm that, in the course of its audit of Borrower, it has obtained no knowledge that a Default or Event of Default has occurred and is continuing or if, in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof (the provision for such a statement herein shall in no way be construed as a consent to the existence of such an Event nor the granting of time to cure) and together with the Management Letter (so called) of such firm and Borrower's written response thereto detailing actions to be taken relating to matters discussed in said Management Letter, and together with a completed Covenant Compliance Certificate. In addition, Borrower shall provide all financial statements for the Insurance Subsidiaries required by the laws of any jurisdiction in which the Insurance Subsidiary conducted business.

                  iii.  As soon as available and in any event within forty-five
(45) days after the end of each Fiscal Quarter after the date hereof copies of the statutory statements and contract status reports for Borrower, Guarantor and all Subsidiaries.

                  iv. Annually, an actuarial opinion of reserves by a firm of independent certified public accountants selected by the Borrower but acceptable to Lenders.

                  v. Such other data and information (financial and otherwise) bearing upon or related to the Borrower's or the Guarantor's financial condition, results of operations or assets, as Lenders from time to time may reasonably request.

         f. FINANCIAL COVENANTS. Borrower shall maintain the following, calculated in accordance with GAAP, as shown on the financial statements required to be provided pursuant to Section 3e;

                  i. Borrower shall not permit the ratio of its Adjusted Cash Flow to the sum of consolidated interest expense plus upcoming current maturities of long term debt to be less than 1.25 to 1.00. "Adjusted Cash Flow" means (A) the sum of Borrower's unconsolidated (includes only ACMAT Construction) net income (before extraordinary items*) plus income taxes plus interest expense plus depreciation plus amortization plus 100% of the greater of: (1) the Allowable Dividends of ACSTAR or (2) the Approved Dividends of ACSTAR actually paid to Borrower, plus 66% of the greater of: (1) the Allowable Dividends of Coastal or (2) the Approved Dividends of Coastal actually paid to Borrower plus AMINS commission fees plus tax sharing payments less (B) the sum of capital expenditures plus income taxes paid plus dividends paid. This covenant shall be tested on a quarterly year to date basis commencing with the first fiscal period ending December 31, 2002. Note: * Extraordinary items will be included in this calculation beginning with the Fiscal Quarter ending March 31, 2003. Approved Dividends and Allowable Dividends will be utilized in this calculation on a pro rata quarterly basis, that is, one-fourth will be used as of the end of the first Fiscal Quarter, one-half as of the end of the Second Fiscal Quarter, three-fourths as of the end of the third Fiscal Quarter and the full amount as of the end of the Fiscal Year.

                  ii. Borrower shall not permit the ratio of its Adjusted Cash Flow (as defined above) to Consolidated Interest Expense to be less than 2.25 to 1.00, This covenant shall be tested on a quarterly year to date basis.

                  iii. Borrower shall not permit the ratio of its Funded Debt to Statutory Operating Earnings to exceed 16.00 to 1.00 as of December 31, 2002,
8.00 to 1.00 as of March 31, 2003, 6.00 to 1.00 as of June 30, 2003 and 5.50 to
1.00 as of the end of each Fiscal Quarter thereafter. This covenant shall be tested quarterly on a rolling four quarter basis.

                  iv. Borrower shall not permit the ratio of its Funded Debt to Statutory Capital to be more than .70 to 1.00. This covenant shall be tested on a quarterly year to date basis.

                  v. Borrower shall not permit the ratio of its total liabilities to the sum of cash plus marketable securities plus accrued interest receivable to exceed 1.05 to 1.00. This covenant shall be tested on a quarterly year to date basis.

                  vi. Borrower shall not expend more that $2,000,000 for the redemption of Borrower's stock in any fiscal year. Provided that Borrower is otherwise in compliance with all of the terms and conditions of this Agreement, Borrower may purchase stock in the Borrower held by the Estate of Henry W. Nozko, Sr., Victoria Nozko and Pamela Nozko Cosmas in an aggregate amount not to exceed $1,800,000 and such amount shall be excluded from the $2,000,000 set forth above. This covenant shall be tested as of the end of each Fiscal Year of Borrower.

                  vii. ACSTAR shall a maintain minimum policyholder's surplus of at least $25,000,000 on a statutory accounting basis. This covenant shall be tested on a quarterly basis.

                  viii. Coastal shall maintain a minimum policyholder's surplus of at least $15,000,000 on a statutory accounting basis. This covenant shall be tested on a quarterly basis.

Borrower acknowledges that it has assisted Lender in the formation of each of the foregoing financial performance criteria and fully understands each of said criteria.

         g.   NOTICE OF CERTAIN EVENTS AND CHANGES; GOVERNMENTAL NOTICES

                  i. Promptly after becoming aware of any condition, event or state of facts which constitutes a Default or Event of Default, Borrower shall give written notice to Lenders specifying the nature and period of existence thereof. Borrower shall give Lenders prompt written notice of any condition, event or state of facts which causes or may cause material loss or depreciation in the value of the assets or Borrower's business premises and of the commencement or threat of any action, proceeding or investigation or the occurrence or existence of any other event, matter or cause whatsoever, which, either in any case or in the aggregate results or might result in any material adverse change in its business, prospects, profits, properties, operations or condition (financial or otherwise). Borrower shall give Lenders at least sixty
(60) days' prior written notice of any proposed change in its place or places of business, any proposed change of location of any of the assets and any proposed changes in its name.

                  ii. As soon as reasonably practicable, after the issuance thereof, Borrower shall send to Lenders a copy of all notices of investigation, claims of violation or possible violation and/or orders issued by any federal, state or municipal regulatory authority under any laws or regulations adopted thereby which are directed to and received by Borrower. Further, as soon as reasonably practicable, Borrower shall send to Lenders copies of all reports or other materials filed by it with or issued or sent to it by the Securities and Exchange Commission and all reports, notices or statements sent by it to its stockholders.

         h. Borrower shall pay Agent, in current funds, quarterly in arrears, within ten (10) days after the commencement of each calendar quarter, a fee equal to one quarter of one (.25) percentage point per annum (but calculated based on the actual number of days elapsed) of the average daily unused amount of the Revolving Credit. In the event Borrower fails to make such payment within such time, Agent may (but shall not be obligated to) either charge such amount to the Revolving Credit or withdraw such amount from any account maintained by Borrower with Webster.

         i.   ENVIRONMENTAL COMPLIANCE.

                  i. Borrower shall comply with all applicable Environmental Laws, regulations, rules, standards, orders and agreements. Whenever, pursuant to any such legal requirement, Borrower is obligated to report to any party the existence of a Spill (as such term is defined in Section 1 of Public Act 85-443), "Release" (as defined in 42 U.S. Code 9601 et seq.), "Hazardous Waste" (as defined in Section 22a-115 of Connecticut General Statutes), "Hazardous Substance" (as defined in 42 U.S. Code 9601 et seq.) or other environmental contamination on or emanating from Borrower's business premises, Borrower shall, simultaneously and in writing, report the existence of such conditions to Lender at the address set forth in Section 13 hereof.

                  ii. In addition to any and all other liability of Borrower to Agent and Lenders hereunder, Borrower shall indemnify the Agent and Lenders against any loss or damage that shall occur to Lender as a result of the application of the Super Lien Act (Section 22a-452a of the Connecticut General Statutes) or any other federal, state, local or quasi-governmental law, rule, regulation, ordinance or the like.

                  iii. The Lenders and/or their authorized representatives have the right, at reasonable times and upon reasonable notice to Borrower, to enter upon Borrower's business premises for the purpose of conducting inspections and/or audits of Borrower's environmental compliance and/or of Borrower's methods and/or procedures for disposal of waste products used in the course of Borrower's business. Borrower shall correct any discrepancies found during such inspections or audits promptly.

                  iv. In the event that any lien is filed against any of Borrower's properties or any claim is made against Borrower by any governmental entity in connection with the discharge of hazardous substances or wastes then Borrower shall either (i) pay the claim and remove any lien from the applicable property or (ii) furnish to such governmental entity that imposed the lien a bond, cash deposit or other security reasonably satisfactory to such governmental entity in an amount sufficient to discharge the lien.

         j. USE OF PROCEEDS. Borrower shall use the proceeds of the Loans for general working capital purposes and (A) the proceeds of Term Loan II were used to pay a note due to the Sheet Metal Workers National Pension Fund and (B) the proceeds of Term Loan III will be used to reduce Borrower's indebtedness to the Sheet Metal Workers National Pension Fund. Borrower shall not, directly or indirectly, apply any part of any proceeds or advance from any loan to the purchasing or carrying of any "margin stock" within the meaning of Regulation U or Regulation

G of the Board of Governors of the Federal Reserve System, or for any use which will cause a violation of any other regulation of the Board of Governors of the Federal Reserve System or of any regulations, interpretations or rulings thereunder, including without limitation Regulations G, U, T and X.

         k. DEPOSIT ACCOUNTS. Borrower shall maintain its primary disbursement account with Webster.

         l.   PENSION PLANS.

                  i. As soon as reasonably practicable, upon the filing, issuance or receipt thereof, Borrower will send to Lenders copies of (i) all annual reports filed by it or on its behalf with respect to all pension or other employee benefit plans, subject to ERISA, (hereinafter collectively referred to as the "PLANS" and individually as the "PLAN"), with the Secretary of Labor, the Internal Revenue Service, or the Pension Benefit Guaranty Corporation ("PBGC"),
(ii) all notices, reports, determinations or statements to or from the PBGC with respect to the occurrence of a reportable event, as defined in Subsections (1),
(2), (3), (4), (5), (6), (7), (8) or (9) of Section 4043(b) of ERISA and
regulations issued thereunder, (iii) all reports submitted to it and/or the Internal Revenue Service by any actuary with respect to any of the Plans, (iv) all notices of Plan termination or requests for determination letters in connection therewith filed by Borrower, any Plan Administrator (as such term is defined in ERISA,) or trustee or custodian of any accounts of any Plan with the PBGC and/or Internal Revenue Service, and (v) all requests to waive the minimum funding standard or extension of amortization periods submitted to the Secretary of the Treasury.

                  ii. Borrower (to the extent applicable to it) shall be and remain in compliance with the provisions of ERISA or the applicable provisions of the Internal Revenue Code of 1986, as amended, (hereinafter referred to as the "REVENUE CODE"), including, without limitation, (i) the payment of all premiums to the PBGC when and as the same shall be due and payable, pursuant to
Section 4007 of ERISA, and (ii) the taking of such action as may be necessary from time to time to meet all minimum funding standards for each of the Plans under Section 412 of the Revenue Code. In furtherance of the foregoing, it shall, on or before the date in each year required by ERISA and/or the Revenue Code for any Plan, (hereinafter referred to as "PLAN YEAR"), cause the actuary for such Plan to deliver to Lender a true and correct copy of its report to the Internal Revenue Service relating to (a) the actuary's methods and assumptions for determining all costs, accrued liabilities, past service liabilities and experience gains and losses, and (b) the amount to be contributed by it to the funding standard account on account of such Plan for such Plan Year.

         m.   SPECIAL COVENANTS RE INSURANCE SUBSIDIARIES. The Borrower shall:

                  i. Notify the Lenders annually of the allowable dividend which may be paid by each Insurance Subsidiary to the Borrower.

                  ii. Notify the Lenders promptly if any Insurance Subsidiary has applied for permission to grant any special dividends.

                  iii. Notify the Lenders of any allegation of non-compliance by any Insurance Subsidiary with the laws and regulations of each state in which it is approved to sell insurance, specifically including, without limitation, the State of New York, except this notification does not apply to any non-compliance matter if such non-compliance matter does not have a material effect.

                  iv. Furnish to the Lenders annually all reports issued by its outside auditors which analyze the adequacy of the level of each Insurance Subsidiary's reserves.

                  v. Notify the Lenders of any material change in any Insurance Subsidiary's risk based capital ratio.

                  vi. Maintain in each Insurance Subsidiary actual capital equal to or in excess of its required risk based capital.

                  vii. Notify the Lenders, promptly upon becoming aware, of the following: (i) any material increase in the levels of primary liability of each Insurance Subsidiary which is ceded to reinsurers, (ii) the occurrence of any default in any such contract of reinsurance and (iii) the occurrence of any insolvency of any reinsurer or any non-compliance by any reinsurer with the NAIC risk based capital guidelines.

                  viii. Notify the Lenders, promptly upon becoming aware, of the following: (i) any material increase in the levels of primary liability of each Insurance Subsidiary which is co-insured with others, (ii) the occurrence of any default in any such contract of co-insurance and (iii) the occurrence of any insolvency of any co-insurer or any non-compliance by any co-insurer with the NAIC risk based capital guidelines.

                  ix. Notify the Lenders within 90 days of the fiscal year end each Insurance Subsidiary's (i) net investment income for the year then ended,
(ii) the statutory surplus for the year then ended, (iii) the "Combined Ratio" for each such Insurance Subsidiary for the year then ended, (iv) the loss, if any, of any Insurance Subsidiary in excess of 15% of its statutory surplus for the year then ended, (v) a listing of each Insurance Subsidiary's reinsurance recoverables which are more than 90 days past due as at the end of any year and
(vi) a listing of all transactions with Affiliates entered into by any Insurance Subsidiary during the year then ended.

                  x. Notify the Lenders of any reduction in the rating by A.M. Best and Company of any Insurance Subsidiary.

         n. UPSTREAM DIVIDENDS. Borrower and Guarantor shall, among other things, cause its Subsidiaries to pay to Borrower such profits, excess capital, policyholders' surplus, Approved Dividends, Allowable Dividends and other sums as may be necessary to comply with the financial covenants set forth in Section 3f. In extension of the foregoing, Borrower shall diligently apply for and pursue any approvals from any state or regulatory authority having jurisdiction over each such Subsidiary if such approvals are necessary to comply with the financial covenants set forth in Section 3f.

         o. RATINGS. The Insurance Subsidiaries shall at all times maintain a rating by A.M. Best and Company of at least B+.

         p. MAINTENANCE OF LICENSES. Each Insurance Subsidiary shall maintain all licenses and certifications with the United States Department of the Treasury and all applicable states.

4. NEGATIVE COVENANTS. Borrower and Guarantor each covenant and agree that, so long as there is outstanding any portion of the Loans, or so long as this Agreement has not been mutually terminated after all amounts owing under the Loans have been paid, Borrower shall not, and Guarantor shall not, to the extent set forth in each of the following Sections:

         a. RESTRICTIONS ON LIENS. Directly or indirectly, create, incur, assume or permit to exist any mortgage, lien, charge or encumbrance on or pledge or deposit of or conditional sale, lease or other title retention agreement with respect to any property or asset, whether now owned or hereafter acquired, or be bound by or subject to any agreement or option to do so, provided that the foregoing restrictions do not apply to:

                  i. liens for taxes, assessments or governmental charges or levies the payment of which is not at the time required by Section 3b;

                  ii. liens incurred or deposits made in the ordinary course of business in connection with worker's compensation or unemployment insurance or to secure the performance of tenders, statutory obligations, surety and appeal bonds, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                  iii. zoning restrictions, easements, rights-of-way, restrictions and/or minor irregularities in title and other liens, charges and encumbrances incidental to the conduct of its business or the ownership of its properties or assets which are not incurred in connection with the borrowing of money and which in the aggregate are not material;

                  iv. statutory or common law possessory liens for charges incurred in the ordinary course of business the payment of which is not yet due;

                  v. the mortgages, liens and encumbrances referred to or described in SCHEDULES 4a attached and/or the replacement thereof;

         b. RESTRICTIONS ON INDEBTEDNESS. Directly or indirectly, create, incur, assume, guarantee, agree to purchase or repurchase, pay or provide funds in respect of, or otherwise become or be or remain liable, contingently, directly or indirectly, with respect to, any Indebtedness other than:

                  i.    Indebtedness to Lenders as described in this Agreement;

                  ii. Current liabilities for trade and other obligations incurred in the ordinary course of its business not yet past due and not as a result of borrowing;

                  iii.  Indebtedness arising under leases permitted hereby;

                  iv. Indebtedness in respect of endorsements made in connection with the deposit of items for credit or collection in the normal and ordinary course of business; and

                  v. Indebtedness described in the financial statements described in Section 2h or refinancing of such Indebtedness in amounts not to exceed such refinanced Indebtedness.

                  vi. Indebtedness otherwise in conformity with all of the other terms hereof incurred in order to fund the loan, advance or capital contribution described in Section 4cvi below.

Borrower shall not guarantee or otherwise assure any obligation of any other party including, without limitation, that of any Guarantor.

         c. RESTRICTIONS ON INVESTMENTS, LOANS, ETC. Make or permit to be outstanding any loan or advance or capital contribution to any other Person, other than:

                  i. presently outstanding loans, advances and investments incurred in the ordinary course of Borrower's business;

                  ii. Indebtedness of customers for merchandise sold or services rendered in the ordinary course of business; and

                  iii. investments in bills or bonds issued or guaranteed by the government of the United States of America and/or Certificates of Deposit issued by Lender or any other bank having a net worth of at least
$50,000,000.00; and

                  iv. loans to employees of Borrower for travel and entertainment advances not to exceed $250,000.00 in the aggregate outstanding at any one time.

                  v. the portfolios of the Insurance Subsidiaries maintained pursuant to Borrower's guidelines attached hereto as SCHEDULE 4c.

                  vi. any other loan, advance or capital contribution to any other business entity not set forth herein for Borrower's or the Insurance Subsidiaries' legitimate business purposes in an amount not to exceed $10,000,000 outstanding in the aggregate provided that (i) no proceeds of any Loan shall be used for such purpose and (ii) no Default or Event of Default shall exist or be created thereby.

         d. DIVIDENDS, DISTRIBUTIONS AND REDEMPTIONS. Directly or indirectly, declare, order, pay, make or set apart any sum or property for the redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of its stock of any class now or hereafter outstanding, except as permitted by
Section 3fvi.

         e. SALE OF ASSETS, CONSOLIDATION, MERGER, ACQUISITION OF ASSETS. Directly or indirectly, sell, abandon or otherwise dispose of any material asset or any part thereof (except for the sale of Inventory in the ordinary course of Borrower's business) or of all or any portion of its properties or assets, or consolidate with or merge into any other corporation, or permit any other corporation to consolidate with or merge into it, or acquire all or a substantial portion of the assets of another Person, or form any Subsidiary, or, directly or indirectly, suffer any change in ownership.

         f. MANAGEMENT AGREEMENTS. Enter into any executive employment, management or consulting agreement or renew, extend or amend any presently existing executive employment, management or consulting agreement, except agreements with Henry Nozko, Jr.

         g. EXPENDITURES FOR CAPITAL ASSETS. Make any expenditure for capital assets (other than for routine repairs and maintenance which are not required to be capitalized, as hereinafter set forth) unless, immediately after giving effect thereto, the aggregate amount expended or to be expended on account of all such expenditures by Borrower in any Fiscal Year would not exceed $1,500,000.00. The following are deemed to be expenditures for capital assets and subject to the limitations of this section:

                  i. Expenditures for major repairs and maintenance which, in accordance with GAAP, are or should be capitalized; and

                  ii. All lease rentals and other amounts payable under leases entered into after the date hereof, whether "true" leases or finance leases (other than renewals and extensions of leases existing on the date hereof), and all amounts payable under contracts or arrangements for the purchase of property wherein payment of the purchase price for such property is deferred in whole or in part.

         h. MANAGEMENT. Suffer any material change in executive management, including without limitation the day to day involvement of Henry Nozko, Jr. nor suffer a change in day to day management;

         i. OWNERSHIP. Suffer a change in ownership of Borrower's capital stock except for trades in the ordinary course, of Borrower's stock on nationally recognized markets, nor issue additional shares thereof except for stock options or equity financing provided that in any case Henry Nozko, Jr. shall always own or control at least 51% of the combined voting power of all issued and outstanding shares of all classes of stock.

         j. E.R.I.S.A. Engage in any "Prohibited Transaction", so-called, incur any so-called "Accumulated Funding Deficiency", or create or terminate any pension or profit sharing plan or suffer the existence of any Reportable Event or the appointment by any United States District Court of a trustee to administer any Plan or if the PBGC shall institute proceedings to terminate any plan or to administer any Plan, or otherwise not be in full compliance.

         k. JUDGMENTS. Suffer any final judgment (exclusive of judgments insured against by adequate liability insurance policies) against it which is not discharged or execution thereof stayed pending appeal, within ninety (90) days after the entry of such judgment, or if, within ninety (90) days after the expiration of any such stay, such judgment shall not have been discharged.

         l. UNINSURED LOSSES, ETC. Suffer, during any consecutive twelve (12) month period, one or more material uninsured losses, thefts, damage or destruction of any material portion of its assets (other than bad debts incurred in the ordinary course of business).

         m.   FISCAL YEAR. Change the fiscal year of Borrower.

         n. NO SALE, LEASEBACK. Enter into any sale-and-leaseback or similar transaction.

         o. NEGATIVE/NEGATIVE PLEDGES. Agree with any party other than Lender that it will not pledge and/or grant a lien or security interest in any of its assets.

5.   EVENTS OF DEFAULT.

         a. The occurrence of any of the following events with respect to Borrower will constitute an Event of Default by Borrower under this Agreement:

                  i. If Borrower defaults in the payment of any part of the Loans, including, without limitation, payments due under the Revolving Credit, Term Loan, I Term Loan II , Term Loan III or the Mortgage Loan, owing by it when the same becomes due and payable, whether at any stated maturity, or by declaration, acceleration or otherwise.

                  ii. If the Guarantor or any Subsidiary of the Borrower or Guarantor defaults in the payment of any Indebtedness owing by it when the same becomes due and payable, at any stated maturity, by declaration, acceleration or otherwise.

                  iii. If Borrower fails to perform or comply with any term or covenant applicable to it contained in this Agreement, or contained in any other Documents.

                  iv. If any representation or warranty made by or on behalf of Borrower or Guarantor, in this Agreement or in the Schedules hereto, or in any of the other Documents, or in connection with the transactions contemplated hereby and thereby proves to be false or incorrect in any material respect.

                  v. If a draw is made under any payment or performance bond issued for the account of Borrower.

                  vi. If Borrower, Guarantor or any of their Subsidiaries defaults in the payment of any Indebtedness for borrowed money or defaults with respect to any of the terms of any evidence of such Indebtedness or of any indenture or other agreement relating thereto, or if Borrower commits any breach or defaults under any material contract to which it is or becomes a party or by which it is or becomes bound.

                  vii. If Borrower , Guarantor or any of their Subsidiaries makes an assignment for the benefit of creditors, or admits in writing an inability to pay debts as they become due, or files a voluntary petition in bankruptcy, or is adjudicated a bankruptcy or insolvent, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law or regulation, or files any answer admitting or fails to deny the material allegations of a petition filed against it for any such relief, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of itself or of all or any substantial part of its properties, or its directors or majority stockholders takes any action looking to its dissolution or liquidation, or it ceases doing business as a going concern.

                  viii. If, within thirty (30) days after the commencement of any proceeding against Borrower, Guarantor or any of their Subsidiaries seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding has not been dismissed, or if, within thirty (30) days after the appointment, without Borrower's, Guarantor's or such Subsidiary's consent or the acquiescence of any trustee, receiver or liquidator of itself or of all or any substantial part of its properties, such appointment has not been vacated.

         b. RIGHTS OF LENDER. In the event of the occurrence of an Event of Default, then, and in any such event, in addition to its rights and remedies under this Agreement, or the other Documents and any other instruments, but after ten (10) days prior written notice and opportunity to cure, unless Lender believes such prior notice and opportunity to cure will have a material adverse effect on its rights and remedies, Lender may, at its option, declare all Loans or any portion thereof, including without limitation, the Revolving Credit, the Term Loan I, Term Loan II, Term Loan III and/or the Mortgage Loan, to be immediately due and payable, whereupon the same shall forthwith mature and become due and payable, together with interest accrued thereon and together with any and all costs of collection, including, but not limited to, reasonable attorneys fees, and without presentment, demand or protest, all of which are hereby waived.

6.   SET-OFF RIGHTS.

          In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and any affiliate of Lenders is hereby authorized by Borrower and Guarantor at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived by Borrower and Guarantor to set off and to appropriate and to apply any and all balances, deposits, credits, Collateral and property of Borrower held at, or in transit to, any of its offices for the account of Borrower and/or

Guarantor (regardless of whether then due to Borrower and/or Guarantor) and any other property at any time held or in transit or owing by that Lender or that holder to or for the credit or for the account of Borrower or Guarantor against and on account of any of the Loans which remain unpaid. Borrower and Guarantor agree, to the fullest extent permitted by law, that (a) Lenders or any holder may exercise their right to set off with respect to the Loans and may sell participations in such set off to other lenders and holders and (b) any lender or holder so purchasing a participation in the Loans made or held by other lenders or holders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of Loans in the amount of such participation and (3) the rights contained in this paragraph exist regardless of whether the Loan to which they are applied has matured. Borrower and Guarantor acknowledge and agree that either Lender may apply the proceeds of any set-off against any of the Loans as determined by Lenders, including, but not limited to, Loans in which a particular Lender may not have an interest

7.   REMEDIES ON DEFAULT, ETC.

         a. If a Default or Event of Default occurs, Lender may withhold all subsequent Advances and, in addition, may accelerate and declare to be immediately due and payable all Loans and may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceedings, whether for the specific performance of any agreement contained herein or in any other Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any right, power or remedy granted thereby or by law, equity or otherwise.

         b. The Borrower hereby grants a royalty-free license to the Lender for all patents, service marks, trademarks, tradenames, copyrights, computer programs and other intellectual property rights sufficient to permit the Lender to exercise all rights granted to the Lenders pursuant to this Agreement. The rights granted to Lenders in this Section shall be exercised only after the occurrence of an Event of Default.

8.   CUMULATIVE REMEDIES; NO WAIVERS, ETC.

          No right, power or remedy granted to Agent or Lenders in this Agreement or in the other Documents is intended to be exclusive, but each shall be cumulative and in addition to any other rights, powers or remedies referred to in this Agreement, in the other Documents or otherwise available to Lender at law or in equity; and the exercise or beginning of exercise by Agent or Lenders of any one or more of such rights, powers or remedies, shall not preclude the simultaneous or later exercise by Agent or Lenders of any or all of such other rights, powers or remedies. No waiver by, nor any failure or delay on the part of Agent or Lenders in any one or more instances to insist upon strict performance or observance of one or more covenants or conditions hereof, or of the other Documents shall in any way be, or be construed to be, a waiver of such covenant in any other instance or to prevent Agent's or Lenders' rights to later require the strict performance or observance of such covenants or conditions, or otherwise prejudice Agent's or Lenders' rights, powers or remedies.

9.   PARTIAL INVALIDITY; WAIVERS.

         a. If any term or provision of this Agreement or any of the other Documents or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable by reason of any applicable law, the remainder of this Agreement and the other Documents, or application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement and the other Documents shall be valid and be enforced to the fullest extent permitted by law. To the full extent, however, that the provisions of any such applicable law may be waived, they are hereby waived by Borrower to the end that this Agreement and the other Documents shall be deemed to be valid and binding obligations enforceable in accordance with their terms.

         b. To the extent permitted by applicable law, Borrower and Guarantor hereby waives protest, prior notice of protest, or dishonor, notice of payments and non-payments, or of any default.

         c. WITH RESPECT TO ANY CONTROVERSY, ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THE TRANSACTIONS DESCRIBED HEREIN OR CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH THE LOANS AND/OR ANY OF THE OTHER DOCUMENTS BORROWER, GUARANTOR AND LENDER EACH VOLUNTARILY AND KNOWINGLY WAIVES ANY RIGHT TO OR CLAIM FOR A TRIAL BY JURY.

         d. BORROWER AND GUARANTOR ACKNOWLEDGE THAT THE WITHIN AGREEMENT EVIDENCES A COMMERCIAL TRANSACTION AND THAT IT COULD, UNDER CERTAIN CIRCUMSTANCES HAVE THE RIGHT UNDER CHAPTER 903a, AS FROM TIME TO TIME AMENDED, OF THE CONNECTICUT GENERAL STATUTES, SUBJECT TO CERTAIN LIMITATIONS, TO NOTICE OF AND HEARING ON THE RIGHT OF THE LENDER TO OBTAIN A PREJUDGMENT REMEDY, SUCH AS ATTACHMENT, GARNISHMENT AND/OR REPLEVIN, UPON COMMENCING ANY LITIGATION AGAINST BORROWER AND/OR GUARANTOR. NOTWITHSTANDING, BORROWER AND GUARANTOR HEREBY WAIVE ALL RIGHTS TO NOTICE, JUDICIAL HEARING OR PRIOR COURT ORDER TO WHICH THEY MIGHT OTHERWISE HAVE THE RIGHT UNDER SAID CHAPTER 903a, AS FROM TIME TO TIME AMENDED, OR UNDER ANY OTHER STATE OR FEDERAL STATUTE OR CONSTITUTION IN CONNECTION WITH THE OBTAINING BY THE LENDERS OF ANY PREJUDGMENT REMEDY BY REASON OF THIS COMMERCIAL REVOLVING CREDIT AND SECURITY AGREEMENT, OR BY REASON OF BORROWER'S AND GUARANTOR'S OBLIGATIONS OR ANY RENEWALS OR EXTENSIONS OF THE SAME. BORROWER ALSO WAIVES ANY AND ALL OBJECTION WHICH THEY MIGHT OTHERWISE ASSERT, NOW OR IN THE FUTURE, TO THE EXERCISE OR USE BY LENDERS OF ANY RIGHT OF SETOFF, REPOSSESSION OR SELF HELP AS MAY PRESENTLY EXIST UNDER STATUTE OR COMMON LAW.

         e. BORROWER AND GUARANTOR SPECIFICALLY WAIVE AND RELINQUISH ANY CLAIM TO INCIDENTAL AND/OR CONSEQUENTIAL DAMAGES ARISING IN ANY WAY OUT OF AN ALLEGED BREACH HEREOF BY LENDERS AND AGREE THAT DAMAGES FOR WHICH LENDERS MAY BE LIABLE, IF ANY, SHALL BE LIMITED TO THOSE DIRECT DAMAGES PROVEN TO HAVE BEEN SUFFERED BY BORROWER ARISING DIRECTLY FROM SUCH BREACH.

10.  EXPENSES/INDEMNITY. Borrower and Guarantor agree that they shall:

         a. Pay or reimburse Agent and Lenders on demand for any and all reasonable charges, costs and taxes incurred in the preparation, documentation and implementation of this Agreement, and all Documents, and any amendment thereto, including, without limitation, all recording and filing fees, appraisal fees and reasonable fees and disbursements of special counsel to Agent or Lenders retained in connection therewith, including payment upon the Closing hereof of any portion of such charges, costs and fees for which an invoice shall be rendered.

         b. Indemnify and save Agent and Lenders harmless from, and pay or reimburse Agent and Lenders for, all charges, costs, damages, liabilities and expenses, including reasonable attorneys' fees, if any, incurred by Agent and Lenders relating to:

                  i.    the Notes or any of the other Documents;

                  ii. the exercise by the Agent or Lenders of any of their rights, remedies or powers hereunder, the Notes or any of the other Documents;

                  iii. any misrepresentation, inaccuracy, or breach of any representation, warranty, covenant, or agreement contained or referred to herein or any other Document, the security interests and liens granted pursuant to this Agreement or the other Documents;

                  iv. the performance of any obligation of Borrower or Guarantor in connection herewith;

                  v. the attempted enforcement or enforcement of this Agreement or the other Documents, or the collection or attempted collection of any of the obligations owing under any thereof, including, without limitation, the Loans, or the realization or attempted realization of any right or remedy;

                  vi. the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or the other Documents;

                  vii. any Hazardous Substance at, on, in, under, or about all or any portion of any property owned, occupied and/or operated by the Borrower or Guarantor or any environmental condition within, on, from, related to, or attaching to any such property;

                  viii. any Release or threatened Release of any Hazardous Substance from any property owned, occupied or operated by the Borrower or from the Borrower's operations or other activities, including without limitation any Release by any prior owner, occupant or operator of any such property;

                  ix. any violation or claim of violation of any Environmental Law by the Borrower or their operations or other activities;

                  x. any other environmental condition or matter within, on, from or related to or affecting any property owned, leased or operated by the Borrowers or Borrowers' operations or other activities;

                  xi. any other operations or activities of the Borrowers or conditions or occurrences on the Borrowers' properties

(all the foregoing under this paragraph collectively, the "INDEMNIFIED LIABILITIES")

                  In addition, at Agent and Lenders' discretion, Borrower shall defend (with counsel satisfactory to the Lenders) Agent and Lenders against those Indemnified Liabilities which the Agent and/or Lenders shall choose Borrower to defend them against (provided, that, it is understood and agreed that all reasonable costs and expenses of counsel incurred by Agent and/or Lenders in defending itself against any Indemnified Liability shall be Indemnified Liabilities for which Borrower is responsible for payment under this subparagraph). The agreements in this section shall survive any payment of the Loans or any other amounts payable hereunder or under any other Document and/or any termination of this Agreement or any Document. All amounts payable under this Section shall be payable by the Borrower on demand by the Agent and/or Lenders.

         c. Allow Lenders, in their discretion, after ten (10) days prior written notice and Borrower's failure to pay the same, to receive payment of any of the foregoing by a charge to the Revolving Credit (which charge shall thereupon become a Loan) or by deduction from any account maintained by Borrower or Guarantor with Lenders.

11.   SURVIVAL OF AGREEMENTS, REPRESENTATIONS AND WARRANTIES, ETC.

          All agreements, covenants, representations and warranties contained herein or made in writing by or on behalf of Borrower, in connection with the transactions contemplated hereby, shall survive the execution and delivery of this Agreement and the related documents and, to the extent applicable, shall be deemed to be made anew by each of them each time an Advance is made, pursuant hereto or pursuant to the other Documents and shall continue until all Loans have been paid in full and this Agreement has been terminated. All statements contained in any certificate or other instrument delivered by or on behalf of Borrower, pursuant hereto or in connection with the transactions contemplated hereby, shall be deemed representations and warranties made hereunder.

12.   FAILURE TO PERFORM.

          If Borrower fails to observe or perform any of the covenants hereof, Lenders may pay amounts or incur liabilities to remedy or attempt to remedy any such failure (including, without limitation, any sums payable under any statute relating to the environment) and all such payments made and liabilities incurred shall be for the account of Borrower, may be paid, at Lenders' option, by the making of additional advances, including without limitation, Revolving Credit Advances, and, consequently, shall be included in the Loans and all such amounts shall be repaid by Borrower on demand, together with interest thereon at the rate of 18% per annum, or may be repaid by a withdrawal from any of Borrower's accounts maintained with Lenders. The provisions of this Section and any such action by Lenders shall not prevent any default in the observance or performance of any covenant hereof from constituting an Event of Default hereunder.

13.   NOTICES, ETC.

          All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to be duly delivered if mailed, postage prepaid, by first class registered mail, return receipt requested, or by any nationally recognized receipted delivery or courier service:

                                    If to Webster:

                                    Webster Bank
                                    Webster Plaza
                                    123 Bank Street
                                    Waterbury, Connecticut 06720

                                    Attention: Business Banking Group
                                               Richard A. O'Brien, Senior
                                               Vice President

                                    with a copy to:

                                    Webster Bank
                                    CityPlace II
                                    185 Asylum Street
                                    Hartford, Connecticut 06103
                                    Attention: Ellen S. Levine, Esq.

                                    If to Fleet:

                                    Fleet National Bank
                                    777 Main Street
                                    Hartford, Connecticut 06115
                                    Attention: Matthew E. Hummel, Senior Vice
                                    President

or at such other address as may have been furnished in writing by Lenders to Borrowers; or

                           (B)      if to Borrower or Guarantor:

                                    ACMAT Corporation
                                    233 Main Street
                                    New Britain, CT 06050

                                    Attention: Henry Nozko, Jr.

or at such other address as may have been furnished in writing by Borrower to Lender.

14. AMENDMENTS AND WAIVERS. Neither this Agreement nor any other Document nor any term hereof or thereof may be changed, waived, discharged or terminated, except by a writing signed by all of the parties hereto.

15. GOVERNING LAW. This Agreement and the documents contemplated hereby shall be construed and enforced in accordance with and governed by the laws of the State of Connecticut. Borrower and Guarantor hereby specifically consent to the jurisdiction of the Courts of the State of Connecticut and agree to be personally bound by the decisions of the Court of the State of Connecticut.

16. SUPERCEDURE. To the extent there is any inconsistency between the terms of this Agreement and any other Document, this Agreement shall control. This Agreement replaces and is in substitution for the Original Restated Credit Agreement.

17. JOINT AND SEVERAL OBLIGATIONS. The obligations of Borrower and Guarantor under this Agreement shall be the joint and several obligations of each of them.

18. SUCCESSORS AND ASSIGNS. All of the terms of this Agreement and such other documents shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and by any other holder or holders at the time of any of the Loans or any part thereof.

19. HEADINGS. The headings in this Agreement are for the purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

20. GENDER AND NUMBER; NO RULE OF STRICT CONSTRUCTION. Whenever the context herein so requires, the neuter gender includes the masculine and feminine, and the singular number includes the plural and vice-versa. Borrower acknowledges that Borrower and Borrower's counsel have had an opportunity to review and negotiate the terms of this agreement and the other Documents and that no rule of strict construction shall be used against the Lender with respect to any of the Documents.

21. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and by the several parties hereto in separate counterparts, but all of which together shall constitute one and the same instrument.

22. THIRD PARTIES. This Agreement is by and among Agent, each Lender and Borrower and Guarantor only and shall not be relied upon by any third party. Without limiting the foregoing, Lenders shall have no liability to any party whatever (including, without limitation, Borrower or Guarantor, or anyone conducting business with any of the foregoing) in the event Lenders, for any reason and at any time, determines not to make Advances for any reason or otherwise exercises its rights under this Agreement and/or the other documents contemplated hereby.

23. TIME OF THE ESSENCE. Time is of the essence for the performance by the Borrower and Guarantor of any of their obligations set forth in this Agreement.

24. NO FIDUCIARY RELATIONSHIP. Borrower acknowledges that Lender does not have a fiduciary relationship to the Borrower and the relationship between Lender and Borrower is solely that of creditor and debtor.

25.   MISCELLANEOUS.

         a. CROSS-DEFAULT. Borrower acknowledges and agrees that a default under any one of the Documents shall constitute a default under each of the other Documents and under all Obligations of Borrower and Guarantor to Lenders.

         b. FURTHER DOCUMENTS. Borrower agrees that, at any time or from time to time upon written request of Lenders, Borrower will execute and deliver such further documents and do such other acts and things as Lenders may reasonably request in order to fully effect the purposes of this Agreement and the other Loan Documents.

         c. PAYMENTS. The acceptance of any check, draft or money order tendered in full or partial payment of any Obligation hereunder is conditioned upon and subject to the receipt of final payment in cash.

         d. EXHIBITS AND SCHEDULES. All exhibits and schedules referred to herein and annexed hereto are hereby incorporated into this Agreement and made a part hereof.

         e. ACKNOWLEDGMENT OF COPY. Borrower and Guarantor acknowledge receipt of copies of the Notes

         f. DESCRIPTIVE HEADINGS. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

         g. PLEDGE TO THE FEDERAL RESERVE. Lenders may at any time pledge all or any portion of its rights under the Loan Documents, including any portion of the Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C.

Section 341. No such pledge or enforcement thereof shall release Borrower or Guarantor from their obligations under any of the Documents.

         h. SALE OF PARTICIPATION INTERESTS. Lenders shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower or Guarantor, to grant to one or more banks or other financial institutions (each, a "PARTICIPANT") participating interests in the Loan. In the event of any such grant by Lenders of a participating interest to a Participant, whether or not upon notice to Borrower or Guarantor, Lenders shall remain responsible for the performance of their obligations hereunder and Borrower shall continue to deal solely and directly with Lenders in connection with Lenders' rights and obligations under this Agreement and the other Loan Documents. Lenders may furnish any information concerning Borrower in its possession from time to time to prospective assignees and Participants, providing that Lenders shall require any such prospective assignee or Participant to agree in writing to maintain the confidentiality of such information.

         i. REPLACEMENT DOCUMENTS. Upon receipt of an affidavit of an officer of either of the Lenders as to the loss, theft, destruction or mutilation of any Note or any of the other Documents which are not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of any Note or such other Documents, Borrower will issue (in the case of the Notes) and execute (in the case of any other Document) in lieu thereof, replacement notes or Documents in the same principal amount thereof and otherwise of like tenor.

         j. APPLICATION OF PAYMENTS. All payments made by Borrower shall be applied first to the payment of all fees, expenses and other amounts due to the Lenders (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after default, payments will be applied to the obligations of Borrower to Lenders as Lenders determines in its sole discretion.

         k. RIGHT TO SELL THE LOANS TO A THIRD PARTY. Lenders shall have the unrestricted right at any time or from time to time, and without Borrower's and Guarantor's consent, to assign all or any portion of their rights and obligations hereunder to one or more banks or other financial institutions (each, an "ASSIGNEE"), and Borrower and Guarantor agree that they shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Lenders shall deem necessary to effect the foregoing. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Lenders in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Lenders, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Lenders hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Lenders pursuant to the assignment documentation between Lenders and such Assignee, and Lenders shall be released from any future obligations hereunder and thereunder to a corresponding extent. Borrower may furnish any information concerning Borrower in its possession from time to time

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

to prospective Assignees, provided that Lenders shall require any such prospective Assignees to agree in writing to maintain the confidentiality of such information.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
                             SIGNATURE PAGE FOLLOWS

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          IN WITNESS WHEREOF, each of the parties hereto has executed this
Agreement on the day first above mentioned

Witnesses:
                                                      WEBSTER BANK
__________________
Name:
                                                      By________________________
                                                      Richard A. O'Brien
__________________                                    Senior Vice President
Name:

                                                      FLEET NATIONAL BANK
__________________
Name:
                                                      By________________________
                                                      Matthew E. Hummel
__________________                                    Senior Vice President
Name:
                                                      ACMAT CORPORATION

__________________
Name:                                                 By________________________
                                                      Henry W. Nozko, Jr.
__________________                                    Title: President
Name:
                                                      ACSTAR HOLDINGS, INC.

__________________
Name:
                                                      By________________________
__________________                                    Henry W. Nozko, Jr.
Name:                                                 Title: President

                                    EXHIBITS

Exhibit A         Webster Revolving Credit Note
Exhibit B         Fleet Revolving Credit Note
Exhibit C         Term Loan I Note
Exhibit D         Term Loan II Note
Exhibit E         Webster Term Loan III Note
Exhibit F         Fleet Term Loan III Note
Exhibit G         Mortgage Note
Exhibit H         Request for Advance
Exhibit I         Notice of Interest Rate Election for Revolving Credit
Exhibit J         Notice of Interest Rate Election for Term Note II and Term
                  Note III
Exhibit K         Covenant Compliance Certificate

                                    SCHEDULES

Schedule 1c       Wire Instructions
Schedule 2c       Borrower's Capitalization, Business and Subsidiaries
Schedule 2d       Guarantor's Capitalization, Business and Subsidiaries
Schedule 2h       Indebtedness
Schedule 2i       Title to Properties, Assets and Liens
Schedule 2j       Patents, Trademarks and Other Intellectual Property
Schedule 2k       Litigation
Schedule 2m       Tax Returns
Schedule 2r       Shareholder Agreements
Schedule 2x       Environmental Matters
Schedule 2y       Subsidiaries
Schedule 2aa      Transactions with Affiliates
Schedule 4a       Mortgages, Liens and Encumbrances
Schedule 4c       Guidelines for Portfolios of Insurance Subsidiaries

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

                                   APPENDIX I

As used herein, the following terms have the following meanings:

ACSTAR: the meaning specified in Section 2aa.

ADVANCE: an advance under the Revolving Credit.

AFFILIATE: with reference to any Person, any director, officer or employee of such Person, any corporation, association, firm or other entity in which such Person has a direct or indirect controlling interest or by which such Person is directly or indirectly controlled or is under direct or indirect common control with such Person.

AGENCY AGREEMENT the Agency Agreement between the Lenders and the Agent dated the same date as the Agreement.

AGREEMENT: this Amended and Restated Commercial Credit Agreement, as it may be amended from time to time.

ALLOWABLE DIVIDENDS OF ACSTAR: within any twelve (12) month period, the greater of 10% of ACSTAR's policyholders' surplus at the end of the prior year or its net income for the twelve (12) month period ending on the 31st day of December of the prior year as calculated in accordance with statutory accounting statements.

ALLOWABLE DIVIDENDS OF COASTAL: within any twelve (12) month period, the lesser of 10% of Coastal's policyholders' surplus at the end of the prior year or its net investment income for the twelve (12) month period ending on the 31st day of December of the prior year, as calculated in accordance with statutory accounting statements.

APPROVED DIVIDENDS OF COASTAL: Allowable Dividends for Coastal plus extraordinary dividends approved by the Arizona insurance department.

APPROVED DIVIDENDS OF ACSTAR: Allowable Dividends for ACSTAR plus extraordinary dividends approved by the Illinois insurance department.

BORROWER: the meaning specified on page one of this Agreement.

BUSINESS DAY: any day other than a Saturday, Sunday or legal holiday on which commercial banks are open for the normal transaction of business in the State of Connecticut and in the State of Massachusetts.

COASTAL: the meaning specified in Section 2aa.

CONDITIONS PRECEDENT: the meaning specified in Section 1b.

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

DEFAULT: the occurrence of any event which with the giving of notice or passage of time (other than stated grace periods), or both, might become an Event of Default.

DOCUMENTS: this Agreement, the Notes, the Guaranty, and all other instruments heretofore, now or hereafter executed and delivered pursuant to this Agreement or any of the aforesaid documents.

ENVIRONMENTAL LAWS: any and all applicable foreign, Federal, state and local statutes, laws, regulations, rules, ordinances, orders, guidances, policies or common law (whether now existing or hereafter enacted or promulgated) pertaining to the environment, of any and all Federal, state or local governments and governmental and quasi-governmental agencies, bureaus, subdivisions, commissions or departments which may now or hereafter have jurisdiction over Debtor and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Substances, chemicals substances, pollutants or contaminants whether solid liquid or gaseous in nature, into the environmental or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Substances, chemical substances, pollutants or contaminants.

Without limiting the generality of the foregoing, the term "Environmental Laws" shall encompass each of the following statutes, and regulations promulgated thereunder, and amendments and successors to such statutes and regulations, as may be enacted and promulgated from time to time: Federal Occupational Safety and Health Act ("OSHA"); the Clean Air Act ("CAA"); the Toxic Substances Control Act ("TSCA"); the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"); the Clean Water Act ("CWA"); the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984 ("RCRA"); the Hazardous Materials Transportation Act; and all applicable Environmental Laws of each state and municipality in which Debtor conducts business or locates assets and all rules and regulations thereunder and amendments thereto and all similar state and local laws, rules and regulations.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

ERISA GROUP: the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

EUROCURRENCY RESERVE REQUIREMENT: for any day, as applied to any Loan bearing interest in relation to the LIBOR Rate, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of the maximum reserve percentages in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements proscribed for eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) and required to be maintained by a member bank of such system.

EVENT OF DEFAULT: the meaning specified in Section 5.

FLEET SWAP AGREEMENT: that certain ISDA Master Agreement or any other swap agreement, including the Schedules and all Confirmations related thereto (as such terms are defined in the ISDA Master Agreement) entered into between Borrower and Fleet, whether now existing or hereafter arising, related to Fleet's portion of Term Loan III.

FISCAL QUARTER: the three (3) month periods ending each March, June, September and December.

FISCAL YEAR: a twelve (12) month year ending on December 31.

FUNDED DEBT: aggregate consolidated Indebtedness of Borrower for borrowed money.

GAAP: generally accepted accounting principals and practices consistently applied from accounting period to accounting period.

GOVERNMENTAL AUTHORITIES: any federal, state or local governmental authority or any political subdivision of any of them and any court, agency, department, commission, board, bureau or instrumentality of any of them which now or hereafter has jurisdiction over the Borrower's business premises.

GUARANTOR: the meaning specified on Page 1.

GUARANTY: the meaning specified in Section 1h.

HAZARDOUS SUBSTANCE: any chemical, compound, material, mixture or substance: (i) the presence of which requires or may hereafter require notification, investigation, monitoring or remediation under any Environmental Law; (ii) which is or becomes defined as a "HAZARDOUS WASTE", "HAZARDOUS MATERIAL" or "HAZARDOUS SUBSTANCE" or "TOXIC SUBSTANCE" or "POLLUTANT" or "CONTAMINANT" under any present or future applicable Federal, state or local law or under the rules and regulations adopted or promulgated pursuant thereto, including, without limitation, the Environmental Laws; (iii) which is toxic, explosive, corrosive, reactive, ignitable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of any foreign country, the United States, any state of the United States, or any political division thereof to the extent any of the foregoing has or had jurisdiction over Debtor; (iv) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls ("PBCS"); or (v) any other chemical, material or substance, exposure to, or disposal of, which is now or hereafter prohibited, limited or regulated by any federal, state or local governmental body, instrumentality or agency.

INDEBTEDNESS: as applied to a Person, (a) all items, except items of capital stock or of surplus or of general contingency reserves or of reserves for deferred income taxes if in compliance with Section 3b, which in accordance with generally accepted accounting principles and practices would be included in determining total liabilities as shown on the liability side of a balance sheet of such person as at the date of which indebtedness is to be determined, (b) all indebtedness secured by any mortgage, pledge, lease, lien or conditional sale or other title retention agreement existing on any property or asset owned or held by such person subject thereto, whether or not such indebtedness shall have been assumed, and (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed, discounted or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become liable directly or indirectly with respect thereto.

INTEREST EXPENSE: for any period, all amounts accrued by Borrower, whether as interest, late charges, service fees or other charge for money borrowed on account of or in connection with Borrower's indebtedness for money borrowed or with respect to which Borrower or any of their respective properties are liable by assumption, operation of law or otherwise, including, without limitation, any leases which are required, in accordance with generally accepted accounting principles, to be carried as a liability on Borrower's balance sheet.

INTEREST PERIOD: with respect to each LIBOR Advance under the Revolving Credit, the period commencing on the date of the making or continuation of, or conversion to, such LIBOR Advance and ending one (1), two (2) or three (3) months thereafter, as Borrower may elect in the applicable Notice of Interest Rate Election and with respect to Term Loan II and/or Term Loan III the period commencing on the date of the making of the initial advance thereunder, or on the date of a continuation of, or a conversion to, such LIBOR Advance and ending three (3) months thereafter as set forth in the applicable Notice of Interest Rate Election provided, however, that:

         a. any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

         b. any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month;

         c. any Interest Period that would otherwise end after the Termination Date or the Term Loan II Maturity Date shall end on the Termination Date or the Term Loan II Maturity Date, as the case may be; and

         d. notwithstanding clause (iii) above, no Interest Period shall have a duration of less than one (1) month and if any Interest Period applicable to such Loan would be for a shorter Interest Period, such Interest Period shall not be available hereunder.

INSURANCE SUBSIDIARY: ACSTAR Insurance Company and/or United Coastal Insurance Company.

LENDER: the meaning specified on page one of this Agreement.

LIBOR ADVANCES: Any Loan or part thereof bearing interest at a rate in relation to the LIBOR.

LIBOR RATE: the rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%), determined by Lender to be equal to the quotient of (x) the London Interbank Offered Rate (hereinafter defined) for such LIBOR Advance for such Interest Period, divided by (y) 1 - Eurocurrency Reserve Requirements for such Interest Period.

         Provided, however:

         a. If Borrower requests that all or any portion of the Loans with respect to which a LIBOR option applies shall bear interest at the LIBOR Rate and (a) Lender determines that, by reason of circumstances affecting the interbank Eurodollar market generally, deposits in U.S. Dollars (in the applicable amounts) are not being offered to banks in the interbank Eurodollar market for the selected Interest Period, or (b) that the LIBOR Rate does not accurately reflect the cost to Lender of making or maintaining LIBOR Advances for the Interest Period or therefor, then Lender shall forthwith give notice thereof to Borrower, whereupon, (1) the obligation of Lender to permit the LIBOR Advances to bear interest at the LIBOR Rate shall be suspended so long as such circumstances exist, and (2) Borrower shall convert the interest rates on the applicable portions of the outstanding Advances to the rate in relation to the Prime Rate set forth above for the current Interest Period. Such suspension shall continue until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist.

         b. If, after the date of this Agreement, the adoption of or any change in rules, or change in the interpretation or administration thereof, by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Lender to make or maintain or fund LIBOR Advances, the interest rates on the applicable portions of the outstanding LIBOR Advances shall be deemed to have been converted to the rate relating to the Prime Rate set forth above, on either (a) the last day of the then current Interest Period if Lender may lawfully continue to maintain loans at the LIBOR Interest Rate to such day, or (b) immediately if Lender may not lawfully continue to maintain Advances at the LIBOR Interest Rate.

         c. Upon notice to Borrower, the Borrower shall pay to the Lender for the account of Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of Lender) to compensate it for any loss, cost, liability or expense incurred as a result of (x) any repayment of a LIBOR Advance on a date other than the last day of the Interest Period for such LIBOR Advance, including, but not limited to that resulting from acceleration of all amounts outstanding under any Loan following the occurrence of any Default or Event of Default and/or (y) any failure by Borrower to borrow or convert or prepay, as the case may be, a LIBOR Advance on the date for borrowing or conversion or prepayment, as the case may be, which is specified in the Notice of Interest Rate Election.

LOANS: the meaning specified in Section 1d.

LONDON BUSINESS DAY: any day other than a Saturday or Sunday on which dealing in dollar deposits are carried on in the London interbank market and on which banks are open for business in London and which must be a Business Day.

LONDON INTERBANK OFFERED RATE: the arithmetic average of the rates per annum quoted at approximately 11:00 A.M. London time by the principal branch of each of the Reference Banks (hereinafter defined) two (2) London Business Days (hereinafter defined) prior to the first day of such Interest Period for the offering to leading banks in the London interbank market of dollar deposits for a period and in an amount comparable to the Interest Period and principal amount of the particular LIBOR Advance to which the LIBOR Rate is to apply. "Reference Banks" means banks appearing in the display designated as page "LIBOR" on the Reuters' Monitor Money Rates Service (or such other page as may replace the LIBOR page on that service for the purpose of displaying London Interbank Offered Rates of major banks); provided that if no such offered rate shall appear on such display, "Reference Banks" shall mean one or more major banks in the London interbank market as selected by the Lender in its sole discretion.

MORTGAGE LOAN: the meaning specified in Section 1av.

NAIC: National Association of Insurance Commissioners.

NOTE: the Revolving Note, Term Loan Note I, Term Loan Note II, Term Loan Note III and the Mortgage Note.

NOTICE OF INTEREST RATE ELECTION: Whenever Borrower desires to elect, change or continue the LIBOR Interest Rate on all or a portion of any Advance(s), Borrower shall deliver to Lender a written Notice of Interest Rate Election in form provided by Agent and substance as that attached hereto as Exhibit D (the "NOTICE OF INTEREST RATE ELECTION") with respect to a Loan or Advance received no later than 11:00 A.M. at least three (3) Business Days in advance of the proposed date of election, change or continuation, which election, change or continuation must be confirmed by telephone. The Notice of Interest Rate Election shall be irrevocable and shall specify: (i) the proposed date of change or continuation (which shall be a Business Day); (ii) the amount with respect to which such election is being made; and (iii) the Interest Periods.

         If an Advance shall be outstanding for which Borrower has not elected a LIBOR Rate or if at the termination of any Interest Period, Borrower fails to submit a Notice of Interest Rate Election to convert or to continue any outstanding Advance, then such Advance, regardless of the dollar amount, shall automatically accrue interest in relation to the Prime Rate as of the applicable date.

         LIBOR Advances may be converted into advances bearing interest relating to the Prime Rate only on the expiration date of an Interest Period applicable thereto. In addition, no outstanding Advances may be continued as, or converted into LIBOR Advances and no change in Interest Rate may be exercised when any Default or Event of Default has occurred.

PBGC: The Pension Benefit Guaranty Corporation.

PERSON: a corporation, an association, a partnership, an organization, a limited liability company, a business, an individual or a government or political subdivision thereof or any governmental agency.

PREPAYMENT PREMIUM: (i) on the prepayment date, the remaining payments of principal and interest that would otherwise have become payable at the expiration of the Interest Period pertaining to the principal being prepaid shall be discounted to a present value at a rate per annum equal to the "PREPAYMENT YIELD TO MATURITY", as hereinafter defined, plus any costs for reserves or assessments or for reinvesting the amount being prepaid, and if such discounted value shall exceed the unpaid principal amount being prepaid, then the Prepayment Premium shall be an amount equal to such excess; otherwise no Prepayment Premium shall be payable; (ii) the "PREPAYMENT YIELD TO MATURITY" shall mean the yield to maturity of the debt obligation of the United States Treasury (excluding those commonly known as "FLOWER BONDS") having a term substantially equal to the term of the relevant Interest Period maturity date nearest in expiration of the relevant Interest Period. The maturity date and yield to maturity of such United States Treasury obligation shall be determined by Lender on the basis of quotations appearing in the Reuter Monitor Money Rates Service or other repository service reasonably satisfactory to Lender on the prepayment date. If there shall be more than one such debt obligation of the United States Treasury maturing nearest in time to the expiration of the relevant Interest Period, the Prepayment Yield to Maturity shall be the arithmetic average of the yields to maturity of all such obligations. Said prepayment shall be irrevocable once Borrower has notified Lender of such prepayment and Borrower will reimburse Lender for any and all loss, cost, liability and expense incurred by Lender in the event Borrower for any reason does not make such prepayment.

         A determination by Lender as to the amounts payable pursuant to this Subsection shall be conclusive absent arithmetical error.

PRIME RATE: an index Webster uses to set interest rates on certain types of loans and is not necessarily the lowest rate Lender charges its customers. Lender's Prime Rate is increased and decreased by Lender from time to time in response to changes in conditions. Borrower's interest rate will be adjusted automatically on each occasion on which the Lender's Prime Rate changes.

PRIME RATE ADVANCE: any Loan or portion thereof bearing interest at the Prime Rate.

PRINCIPAL AMORTIZATION: for any period all amounts which Borrower is required to pay whether regularly scheduled or as a result of a default excluding payments of principal under the Revolving Credit and whether or not actually paid by Borrower in reduction of Borrower's Indebtedness including without limitation payments on capitalized leases.

RELEASE: any release, emission, disposal, leaching or migration into the environment (including, without limitation, the abandonment or disposal of any barrels, containers, or other closed receptacles containing any Hazardous Substances) or into or out of any property owned, occupied or used by Debtor.

REVENUE CODE: the meaning specified in Section 3l.

REVOLVING CREDIT: the credit facility described in Section 1.1(A).

REVOLVING NOTE: the meaning specified in Section 1a

SPILL: the meaning specified in Section 3i.

STATUTORY CAPITAL: means Statutory Capital plus Statutory Surplus of the Insurance Subsidiaries as shown on the statutory financial statements filed with the states of Illinois and Arizona.

STATUTORY OPERATING EARNINGS: means the Statutory Operating Earnings of the Insurance Subsidiaries as shown on the statutory financial statements filed with the states of Illinois and Arizona.

SUBSIDIARY: with reference to any Person, a corporation, or similar association or entity not less than a majority of the outstanding shares of the class or classes of stock, having by the terms thereof ordinary voting power to elect a majority of the directors, managers or trustees of such corporation, association or entity, of which are at the time owned or controlled, directly or indirectly, by such Person or by a Subsidiary of such Person.

TERM LOAN I: the meaning specified in Section 1aii

TERM LOAN II: the meaning specified in Section 1aiii.

TERM LOAN III: the meaning specified in Section 1aiv.

TERM LOAN I MATURITY DATE: March 31, 2004.

TERM LOAN II MATURITY DATE: December 1, 2008.

TERM LOAN III MATURITY DATE: November 22, 2009.

TERM LOAN I NOTE: the meaning specified in Section 1aii;

TERM LOAN II NOTE: the meaning specified in Section 1aiii.

TERM LOAN III NOTE: the meaning specified in Section 1aiv.

TERMINATION DATE: December 1, 2004.

WEBSTER SWAP AGREEMENT: that certain ISDA Master Agreement or any other swap agreement, including the Schedules and all Confirmations related thereto (as such terms are defined in the ISDA Master Agreement) entered into between Borrower and Webster, whether now existing or hereafter arising, related to Webster's portion of Term Loan III.